As filed with the Securities and Exchange Commission on June 17, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BROADWIND ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0409160
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

47 East Chicago Avenue, Suite 332

Naperville, IL 60540
(Address of principal executive offices)

Broadwind Energy, Inc.
2007 Equity Incentive Plan

(Full title of the plan)

J.D. Rubin
Vice President, General Counsel and Secretary
Broadwind Energy, Inc.
47 East Chicago Avenue, Suite 332
Naperville, IL 60540
(630) 637-0315

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert L. Verigan

Matthew G. McQueen

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share	5,500,000 shares	(2)	$9.29(3)	$51,095,000(3)	$2,851.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Broadwind Energy, Inc. 2007 Equity Incentive Plan (the “Plan”) pursuant to stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock underlying the Broadwind Energy, Inc. 2007 Equity Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, using the average of the high and low prices as reported on the Nasdaq Global Select Market on June 10, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

Broadwind Energy, Inc. (the “Company”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including those sections incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed April 29, 2009;

(b)           Amendment No. 2 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008;

(c)           The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009;

(d)           The Company’s Current Reports on Form 8-K dated January 9, January 16, February 3, March 11, March 19, April 28 and June 5, 2009;

(e)           The Company’s Current Report on Form 8-K/A filed May 27, 2009; and

(f)            The description of the common stock, par value $0.001 per share, of the Registrant contained in the Registrant’s registration statement on Form 8-A filed with the Commission on April 8, 2009 pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of its parents or subsidiaries.

Item 6.  Indemnification of Directors and Officers.

The Company’s certificate of incorporation provides that no director will be liable to the Company or to the stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”) as the same exists or may hereafter be amended.  In accordance with Section 102(b)(7) of the DGCL, no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for (i) breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends under Section 174 of the DGCL, or (iv) transactions from which the director derives an improper personal benefit.

The Company’s certificate of incorporation provides that it must indemnify the directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by a court of competent jurisdiction that such person is not entitled to be indemnified by us.  Under Article IX of the Company’s certificate of incorporation, the Company may maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

Reference is made to Section 145 of the DGCL, which provides for indemnification of directors and officers in certain circumstances.

Pursuant to Section 145 of the DGCL and Company’s certificate of incorporation, the Company maintains directors’ and officers’ liability insurance coverage.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits accompanying this registration statement are listed below and also on the accompanying Exhibit Index.

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

4.2

Bylaws of the Company, as amended and restated through June 20, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

*4.3	Broadwind Energy, Inc. 2007 Equity Incentive Plan, as amended and restated through June 9, 2009

*5.1	Opinion of Sidley Austin LLP

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

*23.2	Consent of Grant Thornton LLP

*23.3	Consent of Carver Moquist & O’Connor, LLC

24.1	Powers of Attorney (contained in the signature page to this registration statement)

*  Filed herewith.

Item 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on this June 17, 2009.

BROADWIND ENERGY, INC.

By:	/s/ J. Cameron Drecoll
Name: J. Cameron Drecoll
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J.D. Rubin and J. Cameron Drecoll, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this June 17, 2009.

Signatures	Capacity	Date

/s/ J. Cameron Drecoll
J. Cameron Drecoll	Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2009

/s/ Stephen E. Graham
Stephen E. Graham	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2009

/s/ James M. Lindstrom
James M. Lindstrom	Chairman of the Board	June 17, 2009

/s/ Charles H. Beynon
Charles H. Beynon	Director	June 17, 2009

/s/ William T. Fejes, Jr.
William T. Fejes, Jr.	Director	June 17, 2009

/s/ Terence P. Fox
Terence P. Fox	Director	June 17, 2009

/s/ David Reiland
David Reiland	Director	June 17, 2009

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

4.2

Bylaws of the Company, as amended and restated through June 20, 2008 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

*4.3	Broadwind Energy, Inc. 2007 Equity Incentive Plan, as amended and restated through June 9, 2009

*5.1	Opinion of Sidley Austin LLP

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

*23.2	Consent of Grant Thornton LLP

*23.3	Consent of Carver Moquist & O’Connor, LLC

24.1	Powers of Attorney (contained in the signature page to this registration statement)

*  Filed herewith.